FOR IMMEDIATE RELEASE

STANLEY WORKS MAKES €410 MILLION ($494 MILLION) OFFER TO FIMALAC FOR FACOM TOOLS BUSINESS

Proposed Transaction Would Strengthen Stanley’s Industrial Tools Business and
Expand Reach for Key Facom and Stanley Brands

New Britain, CT and Paris, France, July 18, 2005 – The Stanley Works (NYSE: SWK) and Fimalac (Euronext: FIM.PA) announced today that Stanley has made a firm and irrevocable offer to purchase Facom Tools from Fimalac for €410 million ($494 million) in cash and that Fimalac has granted Stanley an exclusivity for the term of its offer until April 30, 2006. The proposed combination would bring together two of the leading Western European suppliers of industrial hand and mechanics tools (Facom) and consumer hand tools (Stanley), allowing the businesses to expand their brands beyond their existing markets.

John F. Lundgren, Chairman and Chief Executive Officer of Stanley, commented, “This is a significant acquisition for Stanley, from both strategic and financial perspectives. Facom’s premier industrial and automotive brands, supported by its dedicated workforce would expand our professional tools offering in Europe. Our strong cash flow allows us to acquire Facom and build on core strengths, continuing our commitment to long-term value creation for our shareowners.”

“The combination of Facom and Stanley represents a unique opportunity for Facom due to the complementary nature of the two companies’ products and for geographic reasons,” said Marc Ladreit de Lacharriere, Chairman and CEO of Fimalac. “Combining with Stanley would enable Facom to enhance its position in a European market which is rapidly consolidating.”

Under the terms of the proposed transaction, Thierry Paternot, President Directeur General of Facom, would stay with the organization to lead the new combined European Stanley business, with support from Mark Osmolski, the current Stanley Europe Chief Operating Officer and two senior management teams that will provide leadership and expertise across Europe. The combined management team will focus on competitiveness and market development, thus ensuring the long-term future of the new Stanley European business.

Stanley’s offer is for 100% of the shares of Facom and is payable in cash. The Board of Directors of Stanley unanimously approved Stanley’s offer. The Board of Directors of Fimalac met on July 18 and unanimously agreed that the offer presented by Stanley would enable Fimalac, as had been previously announced, to concentrate its efforts on the development of its ratings business, Fitch Ratings, and on the measurement of corporate risk, Algorithmics, while simultaneously securing Facom’s long-term position. The Board also said that they are very pleased that Facom Tools would become part of a worldwide industrial group.

Stanley’s offer is subject to certain regulatory approvals and other customary conditions. Prior to acceptance by Fimalac, the proposal will be presented to Facom’s labor representatives for their opinions. In addition, the transaction will be subject to competition law clearance in relevant jurisdictions. Once the process is completed, it is expected that the transaction would close by year-end 2005 or shortly thereafter.

“The combination contemplated by today’s Stanley offer would bring a new dimension to the Facom team,” said Mr. Paternot. “We believe that this combination would support the long-term prosperity of Facom’s brands, its clients and employees by providing additional access to new products, distribution and territories.”

Strategic Rationale

•	Facom operates primarily within the premium industrial and automotive tools sector in Europe, while Stanley’s European customer base is focused primarily on the construction and D-I-Y (Do-It-Yourself) channels. As a result, the two businesses would complement each other and benefit from joint efforts in areas such as product sourcing and raw materials and services procurement. This combination would enable Facom to expand its product offering into the U.S. and to form the basis of Stanley’s future growth in Europe.

•	The proposed combination would extend the scale and scope of Stanley’s industrial tools and mechanics business from the Americas to include Facom’s wide European customer base. Together, the two organizations would become a leader in industrial and automotive mechanics tools throughout Western Europe, including France, Italy and Benelux, with a continuum of complete tools offerings across the entire spectrum of served markets.

Stanley intends to make a significant investment in a new logistics and distribution center near Morangis, France, and to implement the Stanley Fulfillment System to provide additional financial benefits and improved customer service. Management intends to review the existing businesses of both organizations throughout Europe to determine the best plans for integration.

Stanley currently plans to finance the proposed transaction using a combination of cash on hand and debt. Stanley has based its plans around this transaction and subsequent integration of the two organizations with the objective of maintaining the company’s current upper-tier investment-grade ratings.

Stanley was advised by Bank of America’s investment banking unit, Banc of America Securities Limited.

Note: Currency conversion based on the July 15, 2005 mid-day rate of 1.2037, as published by The Federal Reserve Bank of New York.

About Facom Tools

Facom Tools, with annual revenues approximating €370 million ($445 million) excluding revenues from Beissbarth and the recently divested North American SK tool subsidiary, is a leading European manufacturer of hand tools and mechanics tools, and has been producing tools for over 85 years. Facom designs, manufactures and markets the majority of its product range of tools to professional end users. Its well-known industrial tool brands include Facom®, Virax® and Usag®. The company is a leader in France, Italy and Benelux with a strategy of strong innovation, through 12 research and development offices. The company employs approximately 2,500 associates. Additional information on Facom could be found at http://www.facom.com/.

About The Stanley Works

Stanley, an S&P 500 company with 2004 revenues of $3.0 billion (€2.5 billion), is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. The Stanley Works’ 2004 industrial and automotive tool revenues totaled $1.3 billion (€1.1 billion), with 85% in the Americas. Approximately 30% of the company’s revenues are generated outside the United States, including nearly 20% from Europe, where Stanley® is a well-recognized brand. For over 162 years, the Stanley® brand has been synonymous with quality, reliable products. Its well-known tool and storage brands include Stanley® as well as FatMax®, Husky®, Goldblatt®, Bostitch®, Jensen®, Mac®, Proto®, La Bounty®, Vidmar®, CST®, David White® and ZAG®. Security Solutions brands include Stanley®, Best®, Blick® and Frisco Bay®. The company employs approximately 15,000 associates. More information about The Stanley Works can be found at http://www.stanleyworks.com/.

About Fimalac

Fimalac is an international business support services group based in Paris. Its activity is focused on financial services through Fitch Ratings and Algorithmics. Fitch Ratings is the #3 rating agency worldwide. Headquartered in New York and London, it operates in more than 50 countries. Algorithmics is an international leader in enterprise risk management for financial institutions and is operating in 31 countries. Fitch Ratings and Algorithmics represent nearly $600 million in revenues. In 2004, Fimalac current net earnings were €62.9 million. For additional information on Fimalac, refer to internet site: http://www.fimalac.com/.

Stanley Contacts:
Investors: Gerry Gould, VP – Investor Relations, 860-827-3833
Media in Europe: Andrew Dewar or Patricia Perrier, Brunswick Group, 33-1-53-96-83-83
Media in U.S.: Ellen Barry or David Press, Brunswick Group, 212-333-3810

Fimalac Contacts:
Investor Relations: Robert Gimenez, 33-1-4753-6168
Media Relations: Estelle Guillot-Tantay Image Sept, 33-1-5370-7493

CAUTIONARY STATEMENT
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including those regarding the ability to consummate the proposed transaction and the results that may be achieved following consummation (the “Results”), are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to consummate the proposed transaction and to deliver the Results is dependent upon, among other things, (i) the implementation of the information/consultation procedure of the labor representatives required in connection with the proposed transaction; (ii) obtaining the approvals, third party consents and clearances required to consummate the proposed transaction; (iii) the ability of the company to achieve the synergies anticipated as a result of the proposed transaction; (iv) the success of the company’s efforts to maintain prices in order to, among other things, offset the impact of steel and other commodity price inflation; (v) continued improvements in productivity and cost reductions; and (vi) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition. The company’s ability to achieve the Results will also be affected by external factors including pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s installation, distribution and sales networks such as weather conditions, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.